Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications 404-715-2554

US Airways Corporate Communications 480-693-5729

Delta, US Airways Announce New Agreement to Transfer Flying Rights
in New York and Washington, D.C.

ATLANTA and TEMPE, Ariz., May 23, 2011 – Delta Air Lines (NYSE: DAL) and US Airways (NYSE: LCC) today announced a new agreement to transfer takeoff and landing rights at New York’s LaGuardia and Washington D.C.’s Reagan National airports. The agreement, filed today with the Federal Aviation Administration (FAA), revises a 2009 transaction agreed between Delta and US Airways and approved by the DOT, but under terms not acceptable to the carriers, and never completed. The new agreement enables Delta and US Airways to expand service and increase competition at two of the nation’s key cities, and provides the opportunity for additional access to LaGuardia and Reagan National for new entrants and airlines with a limited presence at the airports.

Under the agreement, Delta would acquire 132 slot pairs at LaGuardia from US Airways and US Airways would acquire from Delta 42 slot pairs at Reagan National and the rights to operate additional daily service to Sao Paulo, Brazil in 2015, and Delta would pay US Airways $66.5 million in cash. In addition, the transaction could result in the divestiture of up to 16 slot pairs at LaGuardia and eight slot pairs at Reagan National to airlines with limited or no service at those airports. The completion of the transaction is subject to certain closing conditions, including government and regulatory approvals. A slot pair is the authority to operate one takeoff and one landing.

“With this agreement, Delta will enhance competition in New York, which is already one of the most competitive aviation markets in the world, by expanding the passenger capacity at LaGuardia by as many as 4 million seats annually without increasing congestion,” said Richard Anderson, Delta’s Chief Executive Officer. “Our expanded presence at LaGuardia will double our available destinations, offering customers more frequent and convenient service at New York’s preferred airport for business travel.”

US Airways’ Chairman and Chief Executive Officer Doug Parker said, “This agreement further strengthens our commitment to increase service and create more options for our customers wishing to travel to and from Washington, D.C. As a result of this transaction, many communities, including several smaller ones, will be able to enjoy additional nonstop service to our nation’s capital.”

The proposed transaction will provide significant direct benefits to consumers flying to and from New York and Washington, as well as consumers traveling to other destinations along the East Coast as the two airlines enhance their networks. These benefits are generated by improved connectivity, enhanced service and increased efficiency at both airports.

In addition, the competitive landscape in both cities has changed significantly since the transaction was first proposed in 2009. New entrants and smaller carriers, including AirTran Airways, JetBlue Airways and Southwest Airlines, have gained considerable access to slots at both LaGuardia and Reagan National and expanded service at these and other airports in the New York and Washington regions. Also, mergers between United Airlines and Continental Airlines and Southwest and AirTran have dramatically sharpened competition on the East Coast generally and particularly in the New York and Washington regions. Nonetheless, to address concerns previously raised by the Department of Transportation, the agreement provides for the divestiture of up to 16 slot pairs at LaGuardia and eight at Reagan National if required by the regulatory authorities.

The proposed transaction has generated significant support from elected officials and community leaders in New York and Washington. In addition, the City and State of New York, and both U.S. Senators from New York have supported the proposal, as have members of Congress representing New York, elected leaders in small communities and airports across the nation.

The airlines will dismiss their appeal of the DOT’s order regarding the original 2009 transaction that is currently pending in the U.S. Court of Appeals in Washington. Dismissing the appeal clears the way for DOT to consider the revised application.

New York

Delta’s expanded operation at LaGuardia will allow more and improved connecting service in New York, and ensure economically viable service to small communities, while creating an expanded network that will be particularly valuable for New York business customers. The airline will approximately double the number of nonstop destinations it serves from LaGuardia, including top business destinations and many cities not currently served nonstop by Delta or US Airways.

Delta will replace turboprop aircraft currently operated by US Airways with larger jets, adding as many as 4 million additional roundtrip seats available at LaGuardia without increasing congestion.

As part of the agreement, Delta will take control of US Airways’ Terminal C to create an expanded main terminal for customers. Delta will operate a total of 18 gates in Terminal C, and add one additional gate at Delta’s Terminal D, for a total of 29 gates in the two terminals. A 600-foot connector will be built to connect the two terminals. Delta also will convert the existing US Airways lounge in Terminal C to a Sky Club, while continuing to operate its current Sky Club in Terminal D.

Delta will continue to operate its popular hourly Delta Shuttle from its six gates at the Marine Air Terminal. In addition, Delta will spend up to $117 million to expand, renovate and consolidate terminals C and D over the next two years. Overall, the transaction will directly and indirectly generate an estimated 6,000 new jobs in New York.

Since making a strategic decision to build New York into a hub earlier this decade, Delta has made major investments across the region, boosting its economic impact to more than $13 billion annually. The airline is currently constructing a $1.2 billion project that will enhance and expand Terminal 4 at John F. Kennedy International Airport, creating a state-of-the-art facility for New York’s fastest growing global airline.

US Airways’ popular hourly Shuttle service between LaGuardia, Reagan National and Boston that is operated on dual-class mainline jets will remain unchanged as a result of the transaction. Also, US Airways will continue to offer its customers high-frequency schedules from LaGuardia to its Charlotte, N.C. and Philadelphia hubs and Pittsburgh with more than 60 daily weekday flights. All US Airways flights from LaGuardia will continue to arrive and depart from nine gates and parking positions in Terminal C and US Airways will build a new, state-of-the-art 5,000-square foot US Airways Club.

Washington, D.C.

At Reagan National, US Airways’ expanded operation will connect more small, medium and large communities with the nation’s capital and create additional flight options throughout the airline’s route network. US Airways expects to further increase its use of dual class mainline aircraft and soon to be dual class larger regional jets at Reagan National. The move will benefit customers by increasing the number of available seats between Washington and favorite destinations without increasing congestion.

US Airways plans to add at least 15 new destinations from Washington, to its network as a result of the transaction and competition will be further enhanced by US Airways adding service to popular destinations that are currently served by other carriers. As a result, business and leisure travelers as well as military and government employees will have more access to the nation’s capital and its downtown airport.

Following full implementation of the new schedule, US Airways will operate approximately 230 peak-day departures at Reagan National, a 20 percent increase over current service levels.  The airline anticipates an increase of approximately 20 to 25 percent in passenger enplanements at Reagan National as a result of the new flights and schedule improvements. However, there will be no increase in congestion at the airport due to US Airways’ planned increase in scale and Delta’s reduction in slots.

The expansion is consistent with US Airways’ previously announced strategic plan to focus on growing its key, most profitable airports at its Washington focus city, its Phoenix, Philadelphia and Charlotte hubs and its US Airways Shuttle service. Once the transition is complete, more than 99 percent of US Airways capacity will be to or from its key airports.

Delta will continue to operate a robust schedule at Reagan National, with nonstop service between the airport and its seven domestic hubs and select cities. It also will continue to operate its Delta Shuttle between Reagan National and New York.

International Service

US Airways also will acquire from Delta in 2015 the rights to operate additional daily service at one of world’s most important business destinations – Sao Paulo, Brazil. As US Airways continues its strategic expansion into South America, the additional rights would allow it to operate two daily flights to Sao Paulo and continue its existing daily service to Rio de Janeiro, Brazil.

Since the 2009 transaction, Japan and the U.S. have made an Open Skies agreement that would enable US Airways’ service to Tokyo Narita International Airport. As a result, the transfer of slots at Narita from Delta to US Airways that was included in the 2009 transaction is not part of the new transaction.

About Delta
Delta Air Lines serves more than 160 million customers each year, and was named by Fortune magazine as the most admired airline worldwide in its 2011 World’s Most Admired Companies airline industry list. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 346 destinations in 64 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, the world’s largest airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers 21,000 daily flights to 1,160 airports in 181 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR) report and was recently named one of the top 100 companies in the United States for combined value and service. For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCG)

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